Exhibit 4.4

Execution version

Dated 4 October 2010

HSBC BANK PLC

as Administrative Agent

THE BANK OF NEW YORK MELLON

as Notes Trustee

THE GRANTORS

THE LENDERS

THE ARRANGERS

AND

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED

as Collateral Agent

COLLATERAL AGENT AND ADMINISTRATIVE AGENT

APPOINTMENT DEED

Collateral Agent and Administrative Agent Appointment Deed

Appointment Deed

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18.	NOTICES	33

19.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	35

20.	AMENDMENTS	35

21.	PRESERVATION	35

22.	CHANGES TO THE PARTIES	35

23.	GOVERNING LAW	38

24.	JURISDICTION	38

SCHEDULE 1 - OBLIGORS		40

SCHEDULE 2 – LENDERS AND ARRANGERS		42

SCHEDULE 3 - FORM OF SECURED PARTY/AGENT ACCESSION UNDERTAKING		43

SCHEDULE 4 - FORM OF GRANTOR ACCESSION DEED		45

SCHEDULE 5 - FORM OF GRANTOR RESIGNATION REQUEST		47

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THIS DEED is made as a deed on 4 October 2010

BETWEEN:

(1)	HSBC BANK PLC as Administrative Agent under the Credit Agreement (as defined below) (the “Administrative Agent”);

(2)	THE BANK OF NEW YORK MELLON as trustee under the Senior Secured Notes Indenture (as defined below) (the “Notes Trustee”);

(3)	EACH OF THE COMPANIES listed in Schedule 1 to this Deed (the “Grantors”);

(4)	EACH OF THE FINANCIAL INSTITUTIONS listed in Part A of Schedule 2 to this Deed (the “Lenders”);

(5)	EACH OF THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 2 to this Deed (the “Arrangers”); and

(6)	HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as agent and trustee for itself and each of the Secured Parties (as defined below) (the “Collateral Agent”).

NOW IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

Save as otherwise provided in this Deed, the following words and phrases have the following meanings throughout this Deed:

“1992 ISDA Master Agreement” means the Master Agreement (Multicurrency - Cross Border) as published by the International Swaps and Derivatives Association, Inc.

“2002 ISDA Master Agreement” means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.

“Affiliate” has the meaning given to it in the Credit Agreement.

“Agents” means the Administrative Agent, the Collateral Agent and the Notes Trustee.

“BofA Postponement” means the consent, acknowledgement and postponement agreement dated on or about the date hereof entered into between Bank of America, N.A. and the Collateral Agent in relation to certain cash pooling arrangements between Bank of America, N.A. and the Grantors party thereto.

“Borrower” means CHC Helicopter S.A., a société anonyme incorporated under the laws of Luxembourg, whose registered office is located at 13-15 avenue de la Liberté, L-1931 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 139673.

“Borrowing Request” has the meaning given to it in the Credit Agreement.

“Business Day” has the meaning given to it in the Credit Agreement.

“Collateral” means all the assets which are the subject of the Transaction Security.

“Commitment” has the meaning given to it in the Credit Agreement.

“Company” means 6922767 Holding S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, whose registered office is located at 13-15 avenue de la Liberté, L-1931 Luxembourg, with a share capital of EUR 1,184,793,767 and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 136762.

“Credit Agreement” means the $300,000,000 senior secured revolving credit agreement dated on or about the date of this Deed between, among others, the Borrower, the other Grantors as guarantors, the Lenders, the Arrangers, the Administrative Agent and the Collateral Agent.

“Credit Agreement Documents” has the meaning given to it in the Intercreditor Agreement.

“Credit Agreement Obligations” has the meaning given to it in the Intercreditor Agreement.

“Credit Agreement Secured Parties” has the meaning given to it in the Intercreditor Agreement.

“Debt Documents” means the Secured Credit Documents (as defined in the Intercreditor Agreement) and the BofA Postponement, and any other document designated as such by the Collateral Agent and the Company.

“Defaulting Lender” has the meaning given to it in the Credit Agreement.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Collateral Agent.

“Discharge” has the meaning given to it in the Intercreditor Agreement.

“Dutch Parallel Debt” means, in relation to an Underlying Debt (and subject to Clause 3.2 (Fallback)), an obligation to pay to the Collateral Agent an amount equal to (and in the same currency as) the amount of that Underlying Debt.

“Event of Default” means any Event of Default (or similar event, howsoever described) as defined in any Debt Document.

“Finance Parties” has the meaning given to it in the Credit Agreement.

“Grantor Accession Deed” means a deed substantially in the form set out in Schedule 4 (Form of Grantor Accession Deed).

“Grantor Resignation Request” means a notice substantially in the form set out in Schedule 5 (Form of Grantor Resignation Request).

“Group” means the Company and each of its Subsidiaries.

“Hedge Counterparty” means any person which becomes Party to this Deed as a Hedge Counterparty pursuant to clause 22.4 (Secured Party/Agent Accession Undertaking).

“Hedging Agreement” means any agreement entered into by a Hedge Counterparty in respect of Hedging Obligations.

“Hedging Obligations” has the meaning given to it in the Credit Agreement.

“Instructing Group” means both the Administrative Agent (acting on the instructions of the Required Lenders) and the Notes Trustee (acting on the instructions of the Noteholders in accordance with the Senior Secured Notes Indenture).

“Intercreditor Agreement” means the Intercreditor Agreement, dated on or about the date of this Deed, between among others, the Grantors, the Administrative Agent, the Collateral Agent and Notes Trustee.

“ISDA Master Agreement” means a 1992 ISDA Master Agreement or a 2002 ISDA Master Agreement.

“Issuing Bank” has the meaning given to it in the Credit Agreement.

“Loan Document Guarantee” has the meaning given to it in the Credit Agreement.

“Loan Documents” has the meaning given to it in the Credit Agreement.

“Noteholders” means the holders of the 9.25% Senior Secured Notes due 2020 under the Senior Secured Notes Indenture.

“Notes Trustee Amount” means all amounts payable to the Notes Trustee pursuant to the Senior Secured Notes Indenture and guarantees of amounts payable thereunder in respect of its fees, expenses and any amounts payable to it personally by way of indemnity. The Notes Trustee Amounts shall also include amounts payable to the paying agents, transfer agents and the registrars under the Senior Secured Notes Indenture and to any agent, custodian or other person employed by the Notes Trustee to act under the Senior Secured Notes Indenture and guarantee amounts payable thereunder in respect of the foregoing persons fees, expenses and any amounts payable to it personally by way of indemnity (for the avoidance of doubt, the Notes Trustee Amounts shall not include any amount of principal or interest payable in respect of the notes issued pursuant to the Senior Secured Notes Indenture).

“Obligations” has the meaning given to it in the Credit Agreement.

“Parallel Debt” has the meaning given to it in Clause 3 (Parallel Debt Obligations).

“Party” means a party to this Deed.

“Receiver” means an administrator, a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Collateral however appointed under or in connection with this Deed.

“Required Lenders” has the meaning given to it in the Credit Agreement.

“Responsible Officer” means any officer within the corporate trust office of the Notes Trustee, as specified in Section 13.02 of the Senior Secured Notes Indenture, or any other officer of the Notes Trustee who customarily performs functions similar to those performed by such officers, or to whom any corporate trust matter is referred because of such individual's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Deed or the Senior Secured Notes Indenture.

“Retiring Collateral Agent” has the meaning given to it in Clause 4.27 (Resignation of the Collateral Agent).

“Secured Obligations” means the “First Lien Obligations” as such term is defined in the Intercreditor Agreement.

“Secured Parties” has the meaning given to it in the Intercreditor Agreement.

“Secured Party/Agent Accession Undertaking” means an undertaking substantially in the form set out in Schedule 3 (Secured Party/Agent Accession Undertaking).

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” has the meaning given to it in the Intercreditor Agreement.

“Security Property” means (a) the Transaction Security and all other powers, rights and guarantees (both present and future) granted to the Collateral Agent under or pursuant to the Security Documents including, without limitation, all representations and warranties, obligations, covenants and other contractual provisions therein given in favour of the Collateral Agent as trustee for the Secured Parties (other than any given solely for its own benefit in its capacity as Collateral Agent); (b) all assets of the Grantors from time to time the subject of the Transaction Security; (c) all monies received or recovered by the Collateral Agent from time to time as trustee for the Secured Parties under, pursuant to or in connection with any Security Document, and (d) all investments, property, money and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Collateral Agent (or any agent of the Collateral Agent) in respect of the same (or any part thereof).

“Senior Secured Notes Indenture” means the indenture, dated on or about the date hereof among the Borrower, the other Grantors party thereto, as guarantors, the Notes Trustee and the Collateral Agent, governing the Borrower’s 9.25% Senior Secured Notes due 2020.

“Swingline Lender” has the meaning given to it in the Credit Agreement.

“Third Parties Rights Act” means the Contracts (Rights of Third Parties) Act 1999.

“Taxes” means any tax, duty, levy, impost, deduction, charge, withholding or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay, or any delay in paying, any of the foregoing).

“Transaction Security” means the Security created or purported to be created under or pursuant to any of the Security Documents.

“Underlying Debt” means, in relation to a Grantor and at any given time, each obligation (whether present or future, actual or contingent) owing by that Grantor to a Secured Party under the Debt Documents (including, for the avoidance of doubt, any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Debt Document, in each case whether or not anticipated as of the date of this Deed) excluding that Grantor’s Dutch Parallel Debts.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Deed to:

(i)	any “Administrative Agent”, “Agent”, “Arranger”, “Borrower”, “Collateral Agent”, “Company”, “Grantor”, “Notes Trustee”, “Issuing Bank”, “Lender”, “Noteholder”, “Party”, or “Secured Party” shall be construed to be a reference to it in its capacity as such and not in any other capacity;

(ii)	any “Administrative Agent”, “Agent”, “Arranger”, “Collateral Agent” “Grantor”, “Notes Trustee”, “Issuing Bank”, “Party” or “Secured Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Collateral Agent, any person for the time being appointed as Collateral Agent or Collateral Agents in accordance with this Deed;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Credit Agreement Document”, “Debt Document”, “Loan Document”, “Security Document”, or any other agreement or instrument is (other than a reference to a “Credit Agreement Document”, “Debt Document”, “Loan Document”, “Security Document” or any other agreement or instrument in “original form”) a reference to that Credit Agreement Document, Debt Document, Loan Document or other agreement or instrument, as amended, novated, supplemented, extended or restated as permitted by this Deed;

(v)	“enforcing” (or any derivation) the Transaction Security shall include the appointment of an administrator of a Grantor by the Collateral Agent;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	the “original form” of a “Credit Agreement Document”, “Debt Document”, “Loan Document”, “Security Document” or any other agreement or instrument is a reference to that Credit Agreement Document, Debt Document, Loan Document, Security Document, agreement or instrument as originally entered into;

(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation; and

(x)	a provision of law is a reference to that provision as amended or re-enacted.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	An Event of Default is “continuing” if it has not been remedied or waived.

1.3	Incorporation of terms by reference

Unless the context requires otherwise, words and expressions defined or construed in the Credit Agreement and which are not defined or construed in this Deed shall bear the same meanings when used in this Deed.

1.4	Use of lists and examples

In construing this Deed general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.5	Headings

The headings in this Deed are for convenience only and shall not affect its meaning and references to a Clause, Schedule or paragraph are (unless otherwise stated and as the case may be) to a Clause of, Schedule to or paragraph of, this Deed.

1.6	Counterparts

This Deed may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Deed by signing any such counterpart.

1.7	Statutory references

Unless the context otherwise requires, a reference to a statute or any provision thereof is to be construed as a reference to that statute or such provision thereof as it may be amended, modified, extended, consolidated, re-enacted or replaced from time to time and shall also include all bylaws, instruments, orders and regulations for the time being made under them or otherwise deriving validity from them.

1.8	Deed

The parties intend that this document shall take effect as a deed.

2.	APPOINTMENT AND AUTHORISATIONS OF THE COLLATERAL AGENT AND DECLARATION OF TRUST

2.1	Appointment

The Secured Parties hereby irrevocably appoint the Collateral Agent to act as agent and trustee and to hold the Security Property on trust for the Secured Parties under and in accordance with the terms and conditions of this Deed and the other Debt Documents.

2.2	Authorisations

Each party hereto authorizes the Collateral Agent to exercise the rights, powers, authorizations and discretions specifically granted to the Collateral Agent under or in connection with the Debt Documents together with any other incidental rights, powers, authorisations and directions.

2.3	Declaration of Trust

(a)	The Collateral Agent accepts its appointment under Clause 2.1 (Appointment) and declares that it shall hold the Security Property on trust for the Secured Parties on the terms contained in this Deed.

(b)	Each of the parties to this Deed agrees that the Collateral Agent shall have only those duties, obligations and responsibilities expressly specified in this Deed or in the Security Documents and the Debt Documents to which the Collateral Agent is expressed to be a party (and no others shall be implied).

3.	PARALLEL DEBT OBLIGATIONS

3.1	Dutch Parallel Debts

(a)	Each Grantor undertakes with the Collateral Agent to pay to the Collateral Agent its Dutch Parallel Debts.

(b)	Paragraph (a) above is:

(i)	for the purpose of ensuring the validity and effect of any Transaction Security governed by Dutch law and granted or to be granted by any Grantor pursuant to the Debt Documents; and

(ii)	without prejudice to the other provisions of the Debt Documents.

(c)	Each Dutch Parallel Debt is a separate and independent obligation and shall not constitute the Collateral Agent and any Secured Party as joint creditors of any Underlying Debt.

3.2	Fall back

If any Underlying Debt is avoided or reduced other than:

(a)	as a result of payment to, or recovery or discharge by, the Secured Party to which the Underlying Debt is owed; or

(b)	otherwise with the consent of that Secured Party,

the amount of the Dutch Parallel Debt corresponding to that Underlying Debt shall be equal to the amount which the Underlying Debt would have had if the avoidance or reduction had not occurred.

3.3	Payment

(a)	No Grantor may pay any Dutch Parallel Debt other than at the instruction of, and in the manner determined by, the Collateral Agent.

(b)	Without prejudice to paragraph (a) above, no Grantor shall be obliged to pay any Dutch Parallel Debt before the corresponding Underlying Debt has fallen due.

(c)	All payments to be made by a Grantor in respect of its Dutch Parallel Debts shall be calculated and be made without (and clear of any deduction for) set-off or counterclaim.

3.4	Application

Any payment made, or amount recovered, in respect of a Grantor’s Dutch Parallel Debts shall reduce the Underlying Debts owed to a Secured Party by the amount which that Secured Party has received out of that payment or recovery under the Debt Documents.

4.	COLLATERAL AGENT POWERS AND RESPONSIBILITIES

4.1	Collateral Agent’s Functions

The Collateral Agent is hereby irrevocably authorised to (a) execute and deliver each of the Debt Documents, the Security Documents and any additional security documents on behalf of each Secured Party and (b) perform the functions specifically delegated to it in each of this Deed, the Debt Documents and the Security Documents and such other functions as are reasonably incidental thereto and in performing such functions, the Collateral Agent shall (without prejudice to any powers, discretions or immunities conferred upon trustees by law) have regard to the provisions of this Deed and comply with any applicable constraints and restrictions set out in or imposed by this Deed.

4.2	No independent power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Collateral Agent.

4.3	Acting in its own name

Notwithstanding any provision to the contrary in any Debt Document, in relation to the Dutch Parallel Debts and any Transaction Security governed by Dutch law:

(a)	the Collateral Agent shall act in its own name and not as agent or trustee of any Secured Party (but always for the benefit of the Secured Parties in accordance with the provisions of the Debt Documents);

(b)	the claims of the Collateral Agent under the Dutch Parallel Debts are claims of the Collateral Agent in its own name and shall not be held on trust. Any Transaction Security created under Dutch law is granted to the Collateral Agent in its own name and shall not be held on trust; and

(c)	the rights, powers and authorities vested in the Collateral Agent pursuant to the Debt Documents are subject to any restrictions imposed by mandatory Dutch law.

4.4	Instructions to Collateral Agent and exercise of discretion

(a)	Subject to the terms of the Intercreditor Agreement and paragraphs (d) and (e) below, the Collateral Agent shall act in accordance with any instructions given to it by an Instructing Group or, if so instructed by an Instructing Group, refrain from exercising any right, power, authority or discretion vested in it as Collateral Agent and shall be entitled to assume that (i) any instructions received by it from an Agent, the Secured Parties or a group of Secured Parties are duly given in accordance with the terms of the Debt Documents and (ii) unless it has received actual notice of revocation, that those instructions or directions have not been revoked and shall not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with any instructions of any Instructing Group.

(b)	The Collateral Agent shall be entitled to request instructions, or clarification of any direction, from an Instructing Group as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Collateral Agent may refrain from acting unless and until those instructions or clarification are received by it.

(c)	Save as provided in Clause 9 (Enforcement of Transaction Security), any instructions given to the Collateral Agent by an Instructing Group shall override any conflicting instructions given by any other Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this Deed;

(ii)	where this Deed requires the Collateral Agent to act in a specified manner or to take a specified action; and

(iii)	in respect of any provision which protects the Collateral Agent’s own position in its personal capacity as opposed to its role of Collateral Agent for the Secured Parties.

(e)	In exercising any discretion to exercise a right, power or authority under this Deed where either it has not received any instructions from an Instructing Group as to the exercise of that discretion, the Collateral Agent may take such action in the exercise of any of its powers and duties under the Debt Documents as it considers in its discretion to be appropriate.

(f)	If giving effect to instructions given by an Instructing Group would (in the Collateral Agent’s opinion) have an effect equivalent to an amendment, the Collateral Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each party (other than the Collateral Agent) whose consent would have been required in respect of that amendment.

4.5	Collateral Agent’s discretions

The Collateral Agent may:

(a)	assume (unless it has received actual notice to the contrary from one of the Agents) that (i) no Event of Default has occurred and no Grantor is in breach of or default under its obligations under any of the Debt Documents and (ii) any right, power, authority or discretion vested by any Debt Document in any person has not been exercised;

(b)	if it receives any instructions or directions pursuant to Clause 9 (Enforcement of Transaction Security) to take any action in relation to the Transaction Security, assume that all applicable conditions under the Debt Documents for taking that action have been satisfied;

(c)	engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Collateral Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party or a Grantor, upon a certificate signed by or on behalf of that person;

(e)	refrain from acting in accordance with the instructions of any Party (including bringing any legal action or proceeding arising out of or in connection with the Debt Documents) until it has received any indemnification and/or security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting; and

(f)	act in relation to the Debt Documents through its officers, employees and agents.

4.6	Collateral Agent’s action

(a)	Notwithstanding anything contained in this Deed, the Collateral Agent is entitled to act without having been instructed in relation to matters for the purpose of enabling the Collateral Agent to protect its own position and interests in its personal capacity (including its own personal financial interest) or which the Collateral Agent determines to be necessary or appropriate to exercise for the protection of its position and interests in its personal capacity.

(b)	The Collateral Agent may carry out what in its discretion it considers to be administrative acts, or acts which are incidental to any instruction, without any instructions (though not contrary to any such instruction), but so that no such instruction shall have any effect in relation to any administrative or incidental act performed prior to actual receipt of such instruction by the Collateral Agent.

4.7	Collateral Agent’s obligations

The Collateral Agent shall promptly:

(a)	copy to each Agent the contents of any notice or document (which has not otherwise already been forwarded to them) received by it from any Grantor under this Deed or the Security Documents;

(b)	forward to a Party the original or a copy of any document which is delivered to the Collateral Agent for that party by any other Party provided that, except where a Debt Document expressly provides otherwise, the Collateral Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party; and

(c)	inform each Agent of the occurrence of any Event of Default or any default by a Grantor in the due performance of or compliance with its obligations under any Debt Document of which the Collateral Agent has received notice from any other party to this Deed.

4.8	Excluded obligations

Notwithstanding anything to the contrary expressed or implied in the Debt Documents, the Collateral Agent shall not:

(a)	be bound to monitor or enquire as to (i) whether or not any Event of Default has occurred or (ii) the performance, default or any breach by a Grantor of its obligations under any of the Debt Documents;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)	have or be deemed to have any relationship of trust or agency with, or have any duty obligation or responsibility to any Grantor;

(e)	be bound to review or check the adequacy, accuracy or completeness of any document it forwards to any party; or

(f)	be required to expend or risk its own funds or otherwise incur any financial liability nor be obliged to do or omit anything, including entering into any transaction or incurring any liability, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity and/or security against such risk or liability is not assured to it.

4.9	Exclusion of liability

None of the Collateral Agent, any Receiver nor any Delegate shall accept responsibility or be liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Collateral Agent or any other person in or in connection with any Debt Document or the transactions contemplated in the Debt Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Debt Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property;

(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Debt Documents, the Security Property or otherwise, whether in accordance with an instruction from the Instructing Group or otherwise unless directly caused by its gross negligence or wilful misconduct;

(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Debt Documents, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Debt Documents or the Security Property;

(e)	any shortfall which arises on the enforcement or realisation of the Security Property;

(f)	any delay (or related consequences) in crediting an account with an amount required under the Debt Documents to be paid by the Collateral Agent, if the Collateral Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Collateral Agent for that purpose;

(g)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise; or

(h)	supervising any agent, delegate, custodian, nominee or separate or co-security agent or be in any way responsible or liable for any cost, expense, loss or liability incurred by reason of any act, omission, misconduct or default on the part of any such person appointed by it in connection with the Debt Documents.

4.10 No proceedings

No Party (other than the Collateral Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Collateral Agent, a Receiver or a Delegate in respect of any claim it might have against the Collateral Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Debt Document or any Security Property and any officer, employee or agent of the Collateral Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 19 (Contracts (Rights of Third Parties) Act 1999) and the provisions of the Third Parties Rights Act.

4.11	Collateral Agent’s gross negligence or wilful misconduct

Nothing in any of the foregoing provisions of this Clause 4 shall exempt the Collateral Agent, or any attorney, agent or other person appointed by them in relation to the Security Property, from or indemnify it against any liability arising from such person’s gross negligence or wilful misconduct.

4.12 Own responsibility

Without affecting the responsibility of any Grantor for information supplied by it or on its behalf in connection with any Debt Document, each Secured Party (other than the Agents) confirms to the Collateral Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Debt Document including but not limited to:

(a)	the financial condition, status and nature of each Grantor;

(b)	the legality, validity, effectiveness, adequacy and enforceability of any Debt Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Debt Document, the Security Property, the transactions contemplated by the Debt Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Collateral Agent or by any other person under or in connection with any Debt Document, the transactions contemplated by any Debt Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Collateral, the priority of any of the Transaction Security or the existence of any Security affecting the Collateral, and each Secured Party (other than the Agents) warrants to the Collateral Agent that it has not relied on and will not at any time rely on the Collateral Agent in respect of any of these matters.

4.13	No responsibility to perfect Transaction Security

The Collateral Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Grantor to any of the Collateral;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Debt Documents or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Debt Documents or of the Transaction Security;

(d)	take, or to require any of the Grantors to take, any steps to perfect its title to any of the Collateral or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.

4.14 Insurance by Collateral Agent

(a)	The Collateral Agent shall not be under any obligation to insure any of the Collateral, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Debt Documents. The Collateral Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Collateral Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless an Agent shall have requested it to do so in writing and the Collateral Agent shall have failed to do so within fourteen days after receipt of that request.

4.15 Custodians and nominees

The Collateral Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Collateral Agent may determine, including for the purpose of depositing with a custodian this Deed or any document relating to the trust created under this Deed and the Collateral Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Deed or be bound to supervise the proceedings or acts of any person.

4.16	Acceptance of title

The Collateral Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Grantors may have to any of the Collateral and shall not be liable for or bound to require any Grantor to remedy any defect in its right or title.

4.17	Refrain from illegality

Notwithstanding anything to the contrary expressed or implied in the Debt Documents, the Collateral Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction or fiduciary duty or duty of confidentiality and the Collateral Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation or duty.

4.18 Business with the Grantors

The Collateral Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Grantors.

4.19 Winding up of trust

If the Collateral Agent determines that (i) all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged and (ii) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Grantor pursuant to the Debt Documents:

(a)	the trusts set out in this Deed shall be wound up and the Collateral Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Collateral Agent under each of the Security Documents; and

(b)	any Retiring Collateral Agent shall release, without recourse or warranty, all of its rights under each of the Security Documents.

4.20 Powers supplemental

The rights, powers and discretions conferred upon the Collateral Agent by this Deed shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Collateral Agent by general law or otherwise.

4.21	Trustee division separate

(a)	In acting as trustee for the Secured Parties, the Collateral Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Collateral Agent, it may be treated as confidential to that division or department and the Collateral Agent shall not be deemed to have notice of it.

4.22	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Collateral Agent in relation to the trusts constituted by this Deed. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Deed, the provisions of this Deed shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Deed shall constitute a restriction or exclusion for the purposes of that Act.

4.23 Mortgagee in possession

No exercise by the Collateral Agent of any of the powers contained in this Deed shall render the Collateral Agent liable as mortgagee in possession in respect of any of the Security Property or liable for any loss or damage (including, without limitation, loss upon realisation of any of the Security Property) or for any neglect, default or omission in connection with the Security Property to which a mortgagee or mortgagee in possession might otherwise be liable.

4.24 Grantors: Power of Attorney

Each Grantor by way of security for its obligations under this Deed irrevocably appoints the Collateral Agent to be its attorney to do anything which that Grantor has authorised the Collateral Agent or any other Party to do under this Deed or is itself required to do under this Deed but has failed to do (and the Collateral Agent may delegate that power on such terms as it sees fit).

4.25 Collateral Agent’s management time

Any amount payable to the Collateral Agent under any indemnity or in respect of any costs or expenses incurred by the Collateral Agent shall include the cost of utilising the Collateral Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Collateral Agent may notify to the Borrower and the Secured Parties, and is in addition to any fee paid or payable to the Collateral Agent.

4.26 Deduction from amounts payable to the Collateral Agent

If any Party owes an amount to the Collateral Agent under the Debt Documents the Collateral Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Collateral Agent would otherwise be obliged to make under the Debt Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Debt Documents that Party shall be regarded as having received any amount so deducted.

4.27 Resignation of the Collateral Agent

(a)	The Collateral Agent may resign and appoint one of its Affiliates as successor by giving notice to the Borrower and each of the Agents.

(b)	Alternatively the Collateral Agent may resign by giving notice to each of the Agents in which case the Instructing Group may appoint a successor Collateral Agent.

(c)	If the Instructing Group have not appointed a successor Collateral Agent in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Collateral Agent (after consultation with the Agents) may appoint a successor Collateral Agent.

(d)	The retiring Collateral Agent (the “Retiring Collateral Agent”) shall, at its own cost, make available to the successor Collateral Agent such documents and records and provide such assistance as the successor Collateral Agent may reasonably request for the purposes of performing its functions as Collateral Agent under the Debt Documents.

(e)	The Collateral Agent’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Security Property to that successor.

(f)

Upon the appointment of a successor, the Retiring Collateral Agent shall be discharged from any further obligation in respect of the Debt Documents (other than its obligations under paragraph (b) of Clause 4.19 (Winding up of trust) and under paragraph (d) above)

but shall, in respect of any act or omission by it whilst it was the Collateral Agent, remain entitled to the benefit of Clauses 4 (Collateral Agent powers and responsibilities), 11 (Fees, costs and expenses), 12.1 (Grantors’ indemnity) and 12.3 (Secured Parties’ indemnity). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)	The Instructing Group may, by notice to the Collateral Agent, require it to resign in accordance with paragraph (b) above. In this event, the Collateral Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Borrower.

(h)	If the Collateral Agent resigns in accordance with this Clause 4.27, each Grantor shall execute such documents and take all such other action as is necessary or (in the opinion of the Collateral Agent) desirable in connection with the substitution, in accordance with applicable law, of the successor Collateral Agent as creditor of the Dutch Parallel Debts and as beneficiary of any Security securing the Dutch Parallel Debts.

4.28 Delegation

(a)	Each of the Collateral Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Debt Documents.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Collateral Agent, that Receiver or that Delegate (as the case may be) considers in its discretion to be appropriate may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

4.29 Additional Collateral Agents

(a)	The Collateral Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be appropriate or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Collateral Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Collateral Agent shall give prior notice to the Borrower and each of the Agents of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Collateral Agent by the Debt Documents) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Collateral Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Deed, be treated as costs and expenses incurred by the Collateral Agent.

5.	APPOINTMENT OF ADMINISTRATIVE AGENT

(a)	Each of the Finance Parties (other than the Agents) appoints the Administrative Agent to act as its agent under and in connection with the Loan Documents.

(b)	Each of the Credit Agreement Secured Parties (other than the Agents) appoints the Administrative Agent to act as its agent under and in connection with the Loan Document Guarantee and the Intercreditor Agreement.

(c)	Each of the Finance Parties (other than the Agents) authorises the Administrative Agent to exercise the rights, powers, authorities and discretions specifically given to the Administrative Agent under or in connection with the Loan Documents together with any other incidental rights, powers, authorities and discretions.

(d)	Each of the Credit Agreement Secured Parties (other than the Agents) authorises the Administrative Agent to exercise the rights, powers, authorities and discretions specifically given to the Administrative Agent under or in connection with the Loan Document Guarantee and the Intercreditor Agreement together with any other incidental rights, powers, authorities and discretions.

6.	ADMINISTRATIVE AGENT POWERS AND RESPONSIBILITIES

6.1	Duties of the Administrative Agent

(a)	Subject to paragraph (b) below, the Administrative Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Administrative Agent for that Party by any other Party.

(b)	Except where a Loan Document specifically provides otherwise, the Administrative Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Administrative Agent receives notice from a Party referring to the Credit Agreement or this Deed, describing an Event of Default and stating that the circumstance described is an Event of Default, it shall promptly notify the other Finance Parties.

(d)	If the Administrative Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Lender (other than the Administrative Agent, the Arrangers or the Collateral Agent) under the Credit Agreement it shall promptly notify the other Finance Parties.

(e)	The Administrative Agent shall provide to the Borrower within five Business Days of a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders under the Credit Agreement as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Loan Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Loan Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Administrative Agent to that Lender under the Loan Documents.

(f)	The Administrative Agent’s duties under the Loan Documents are solely mechanical and administrative in nature.

6.2	No fiduciary duties

(a)	Nothing in this Deed or the Loan Documents constitutes the Administrative Agent or any Arranger as a trustee or fiduciary of any other person.

(b)	None of the Administrative Agent or any Arranger shall be bound to account to any Credit Agreement Secured Party for any sum or the profit element of any sum received by it for its own account.

6.3	Business with the Grantors

The Administrative Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Grantor.

6.4	Rights and discretions

(a)	The Administrative Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Administrative Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default arising under section 7.01(b) (Events of Default) of the Credit Agreement);

(ii)	any right, power, authority or discretion vested in any Party or the Required Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Borrowing Request) is made on behalf of and with the consent and knowledge of all the Grantors.

(c)	The Administrative Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Administrative Agent may act in relation to the Loan Documents through its personnel and agents.

(e)	The Administrative Agent may disclose to any other Finance Party any information it reasonably believes it has received as agent under this Deed or the Credit Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Administrative Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower and shall disclose the same upon the written request of the Borrower or the Required Lenders.

(g)	Notwithstanding any other provision of any Loan Document to the contrary, none of the Administrative Agent or the Arrangers are obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

6.5	Required Lenders’ instructions

(a)	Unless a contrary indication appears in a Loan Document, the Administrative Agent shall (i) exercise any right, power, authority or discretion vested in it as Administrative Agent in accordance with any instructions given to it by the Required Lenders (or, if so instructed by the Required Lenders, refrain from exercising any right, power, authority or discretion vested in it as Administrative Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Required Lenders.

(b)	Unless a contrary indication appears in a Loan Document, any instructions given by the Required Lenders will be binding on all the Credit Agreement Secured Parties other than the Collateral Agent.

(c)	The Administrative Agent may refrain from acting in accordance with the instructions of the Required Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Required Lenders, (or, if appropriate, the Lenders) the Administrative Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders or, in the case of the Loan Document Guarantee and the Intercreditor Agreement, in the best interest of the Credit Agreement Secured Parties.

(e)	The Administrative Agent is not authorised to act on behalf of a Credit Agreement Secured Party (without first obtaining that Credit Agreement Secured Party’s consent) in any legal or arbitration proceedings relating to any Loan Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

6.6	Responsibility for documentation

None of the Administrative Agent or the Arrangers:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Administrative Agent, the Arrangers, a Grantor or any other person given in or in connection with any Loan Document or the transactions contemplated in the Loan Documents; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Loan Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Loan Document or the Transaction Security.

6.7	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Administrative Agent will not be liable for any action taken by it under or in connection with any Loan Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Administrative Agent) may take any proceedings against any officer, employee or agent of the Administrative Agent in respect of any claim it might have against the Administrative Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Loan Document or any Transaction Document and any officer, employee or agent of the Administrative Agent may rely on this Clause subject to Clause 19 (Contracts (Rights of Third parties) Act 1999) and the provisions of the Third Parties Act.

(c)	The Administrative Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Loan Documents to be paid by the Administrative Agent if the Administrative Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Administrative Agent for that purpose.

(d)	Nothing in this Deed or any Loan Document shall oblige the Administrative Agent or any Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Credit Agreement Secured Party and each Credit Agreement Secured Party confirms to the Administrative Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or the Arrangers.

6.8	Credit Agreement Secured Parties’ indemnity to the Administrative Agent

Each Credit Agreement Secured Party shall (in proportion to its share of the total outstanding Credit Agreement Obligations and undrawn commitments under the Credit Agreement Documents) indemnify the Administrative Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Administrative Agent (otherwise than by reason of the Administrative Agent’s gross negligence or wilful misconduct) in acting as Administrative Agent under the Loan Documents (unless the Agent has been reimbursed by a Grantor pursuant to a Loan Document).

6.9	Resignation of the Administrative Agent

(a)	The Administrative Agent will be discharged from any further obligation under the Loan Documents (but shall remain entitled to the benefits of this Clause 6) upon its determination that all Obligations under the Credit Agreement have been repaid in full and none of the Finance Parties is under any further commitment or obligation to make any advances or provide other financial accommodation to any Grantor pursuant to the Credit Agreement.

(b)	The Administrative Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(c)	Alternatively the Administrative Agent may resign by giving 30 days’ notice to the Lenders and the Borrower, in which case the Required Lenders (after consultation with the Borrower) may appoint a successor Administrative Agent.

(d)	If the Required Lenders have not appointed a successor Administrative Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Administrative Agent (after consultation with the Borrower) may appoint a successor Administrative Agent.

(e)	If the Administrative Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Administrative Agent is entitled to appoint a successor Administrative Agent under paragraph (d) above, the Administrative Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Administrative Agent to become a party to this Deed and the other Loan Documents as Administrative Agent) agree with the proposed successor Administrative Agent amendments to this Clause 6 consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under the Loan Documents which are consistent with the successor Administrative Agent’s normal fee rates and those amendments will bind the Parties.

(f)	The retiring Administrative Agent shall, at its own cost, make available to the successor Administrative Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Administrative Agent under the Loan Documents.

(g)	The Administrative Agent’s resignation notice shall only take effect upon the appointment of a successor.

(h)	Upon the appointment of a successor, the retiring Administrative Agent shall be discharged from any further obligation in respect of the Loan Documents but shall remain entitled to the benefit of this Clause 6. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

6.10 Replacement of the Administrative Agent

(a)	After consultation with the Borrower, the Required Lenders may, by giving 30 days’ notice to the Administrative Agent replace the Administrative Agent by appointing a successor Administrative Agent.

(b)	The retiring Administrative Agent shall (at the expense of the Lenders) make available to the successor Administrative Agent such documents and records and provide such assistance as the successor Administrative Agent may reasonably request for the purposes of performing its functions as Administrative Agent under the Loan Documents.

(c)	The appointment of the successor Administrative Agent shall take effect on the date specified in the notice from the Required Lenders to the retiring Administrative Agent.

As from this date, the retiring Administrative Agent shall be discharged from any further obligation in respect of the Loan Documents but shall remain entitled to the benefit of this Clause 6 (and any agency fees for the account of the retiring Administrative Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Administrative Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

6.11	Confidentiality

(a)	In acting as agent for the Credit Agreement Secured Parties, the Administrative Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Administrative Agent, it may be treated as confidential to that division or department and the Administrative Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Loan Document to the contrary, neither the Administrative Agent nor any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

6.12 Relationship with the Credit Agreement Secured Parties

(a)	The Administrative Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Administrative Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its designated office:

(i)	entitled to or liable for any payment due under any Loan Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Loan Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Deed.

(b)	Each Credit Agreement Secured Party shall supply the Administrative Agent with any information that the Administrative Agent or the Collateral Agent may reasonably specify (through the Administrative Agent) as being necessary or desirable to enable the Administrative Agent or Collateral Agent to perform its functions as the Administrative Agent or Collateral Agent (as applicable). Each Credit Agreement Secured Party shall deal with the Collateral Agent exclusively through the Administrative Agent and shall not deal directly with the Collateral Agent.

(c)

Any Lender may by notice to the Administrative Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Loan Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under this Deed or the Credit Agreement) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 9.17 (Communications) of the Credit Agreement and the Administrative Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

6.13 Credit appraisal by the Credit Agreement Secured Parties

Without affecting the responsibility of any Grantor for information supplied by it or on its behalf in connection with any Loan Document, each Credit Agreement Secured Party (other than the Collateral Agent) confirms to the Administrative Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Loan Document including but not limited to:

(a)	the financial condition, status and nature of each Grantor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Loan Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document or the Transaction Security;

(c)	whether that Credit Agreement Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Loan Document, the Transaction Security, the transactions contemplated by the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Administrative Agent, any Party or by any other person under or in connection with any Loan Document, the transactions contemplated by the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Collateral, the priority of any of the Transaction Security or the existence of any Security affecting the Collateral.

6.14 Administrative Agent’s management time

Any amount payable to the Administrative Agent under any indemnity or in respect of any costs or expenses incurred by the Administrative Agent shall include the cost of utilising the Administrative Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Administrative Agent may notify to the Borrower and the Credit Agreement Secured Parties, and is in addition to any fee paid or payable to the Administrative Agent under Clause 2.14 (Fees) of the Credit Agreement.

6.15 Deduction from amounts payable by the Administrative Agent

If any Party owes an amount to the Administrative Agent under the Loan Documents the Administrative Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Administrative Agent would otherwise be obliged to make under the Loan Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Loan Documents that Party shall be regarded as having received any amount so deducted.

7.	LIMITATION OF LIABILITY

7.1	Consequential loss

Any liability of the Administrative Agent or Collateral Agent arising under the Debt Documents shall be limited to the amount of actual loss suffered (such loss shall be determined as at the date of default of the Administrative Agent or Collateral Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Administrative Agent or Collateral Agent at the time of entering into this deed, or at the time of accepting any relevant instructions, which increase the amount of the loss. In no event shall the Administrative Agent or the Collateral Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, punitive or consequential damages, whether or not the Administrative Agent or the Collateral Agent has been advised of the possibility of such loss of damages. This Clause 7 shall not apply in the event that a court with jurisdiction determines that the Administrative Agent or the Collateral Agent, as applicable, has acted fraudulently.

7.2	Force majeure

The liability of the Administrative Agent or Collateral Agent under any of the Debt Documents will not extend to any liabilities arising through any acts, events or circumstances not reasonably within its control, or resulting from the general risks of investment in or the holding of assets in any jurisdiction, including, but not limited to, liabilities arising from: nationalisation, expropriation or other governmental actions; any law, order or regulation of a governmental, supranational or regulatory body; regulation of the banking or securities industry including changes in market rules or practice, currency restrictions, devaluations or fluctuations; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; and strikes or industrial action.

8.	PAYMENTS TO THE ADMINISTRATIVE AGENT

8.1	Partial Payments

(a)	If the Administrative Agent receives a payment or recovery under any Loan Document Guarantee, the Administrative Agent shall apply that payment or recovery in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Agent and the Collateral Agent;

(ii)	secondly, in or towards payment of any amount due to the Administrative Agent or Collateral Agent but unpaid under Clause 12 (Indemnities); and

(iii)	thirdly, in or towards payment pro rata of any unpaid Credit Agreement Obligation.

(b)	Paragraph (a) above will override any appropriation made by an Grantor.

8.2	Clawback

(a)	Where a sum is to be paid to the Administrative Agent and/or the Collateral Agent under the Debt Documents for another Party, the Administrative Agent and/or Collateral Agent (as applicable) is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Administrative Agent and/or Collateral Agent pays an amount to another Party and it proves to be the case that the Administrative Agent and/or Collateral Agent (as applicable) had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Administrative Agent and/or Collateral Agent (as applicable) shall on demand refund the same to the Administrative Agent and/or Collateral Agent (as applicable) together with interest on that amount from the date of payment to the date of receipt by the Administrative Agent and/or Collateral Agent (as applicable), calculated by the Administrative Agent and/or Collateral Agent (as applicable) to reflect its cost of funds.

8.3	Administrative Agent dealing

The Administrative Agent shall be entitled to deal with money paid to it by any person for the purposes of the Loan Documents or this Deed in the same manner as other money paid to a banker by its customers except that it shall not be liable to account to any person for any interest or other amounts in respect of the money.

8.4	Abatement of fees

The fees, commissions and expenses payable to the Administrative Agent for services rendered and the performance of its obligations under the Loan Documents or this Deed shall not be abated by any remuneration or other amounts or profits receivable by the Administrative Agent (or by any of its associates) in connection with any transaction effected by the Administrative Agent with or for the Credit Agreement Secured Parties or any Grantor.

9.	ENFORCEMENT OF TRANSACTION SECURITY

9.1	Enforcement Instructions

The Collateral Agent shall enforce the Transaction Security in accordance with the instructions given to it pursuant to the Intercreditor Agreement.

9.2	Waiver of rights

(a)	To the extent permitted under applicable law and subject to Clause 9.1 (Enforcement Instructions) and the terms of the Intercreditor Agreement, each of the Secured Parties and the Grantors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations be so applied.

(b)	Neither the Collateral Agent nor any other Secured Party is responsible to any Grantor for any enforcement or failure to enforce or maximise the proceeds of any enforcement of the Transaction Security.

9.3	Investment of proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with the Intercreditor Agreement, the Collateral Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Collateral Agent with such financial institution (including itself) and for so long as the Collateral Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies in the Collateral Agent’s discretion in accordance with the provisions of this clause.

9.4	Permitted Deductions

The Collateral Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Deed, and to pay all taxes which may be assessed against it in respect of any of the Transaction Security, or as a consequence of performing its duties, or by virtue of its capacity as Collateral Agent under any of the Debt Documents or otherwise (other than in connection with its remuneration for performing its duties under this Deed).

9.5	Good Discharge

(a)	Any payment to be made in respect of the Secured Obligations by the Collateral Agent may be made to the Administrative Agent on behalf of the Lenders and, or to the Notes Trustee on behalf of the Noteholders, or to the relevant Secured Party, as applicable, and any payment made in that way shall be a good discharge, to the extent of that payment, by the Collateral Agent.

(b)	The Collateral Agent is under no obligation to make the payments under paragraph (a) of this clause in the same currency as that in which the liabilities owing to the relevant Secured Party are denominated.

10. NO PREJUDICE AND CUMULATIVE REMEDIES

Nothing contained in this Deed shall as between any Grantor and the Collateral Agent, Administrative Agent and/or the Notes Trustee or any of them affect or prejudice any rights or remedies of any such person against any Grantor in respect of any of the Secured Obligations. The remedies provided in this Deed, the Debt Documents and the other Security Documents are cumulative, in addition to and independent of any rights, powers and remedies provided by law.

11. FEES, COSTS AND EXPENSES

11.1	Collateral Agent’s ongoing costs

(a)	In the event of (i) an Event of Default or (ii) the Collateral Agent considering it necessary or expedient or (iii) the Collateral Agent being requested by an Instructing Group to undertake duties which the Collateral Agent and the Grantors agree to be of an exceptional nature and/or outside the scope of the normal duties of the Collateral Agent under the Debt Documents, the Grantors shall pay to the Collateral Agent any additional remuneration (together with any applicable VAT) that may be agreed between them.

(b)	If the Collateral Agent and the Grantors fail to agree upon the nature of those duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Collateral Agent and approved by the Grantors or, failing approval, nominated (on the application of the Collateral Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Grantors) and the determination of any investment bank shall be final and binding upon the parties.

11.2	Transaction expenses

The Grantors shall, promptly on demand pay the Collateral Agent the amount of all costs and expenses (including legal fees) (together with any applicable vat) reasonably incurred by the Collateral Agent and any receiver or delegate in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Deed and any other documents referred to in this Deed and the Transaction Security (including any amendment, waiver or consent); and

(b)	any other Debt Documents executed after the date of this Deed.

11.3	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify the Administrative Agent and/or the Collateral Agent against any cost, loss or liability the Administrative Agent or the Collateral Agent incurs in relation to all stamp duty, registration, any applicable VAT and other similar Taxes payable in respect of any Debt Document.

11.4 Enforcement and preservation costs

The Borrower shall, within three business days of demand, pay to the Collateral Agent the amount of all costs and expenses (including legal fees and together with any applicable VAT) incurred by it in connection with the enforcement of or the preservation of any rights under any Debt Document and the transaction security and any proceedings instituted by or against the Collateral Agent as a consequence of taking or holding the transaction security or enforcing or preserving these rights.

11.5 Interest on demand

If any Secured Party or Grantor fails to pay any amount payable by it under this Deed on its due date, interest shall accrue on the overdue amount (and be compounded with it) from the due date up to the date of actual payment (both before and after judgment and to the extent interest at a default rate is not otherwise being paid on that sum) at the rate which is two per cent. per annum over the rate at which the Collateral Agent was being offered, by leading banks in the London interbank market, deposits in an amount comparable to the unpaid amounts in the currencies of those amounts for any period(s) that the Collateral Agent may from time to time select.

12.	INDEMNITIES

12.1	Grantors’ indemnity

Each Grantor shall promptly indemnify each of the Agents and every Receiver and Delegate against any cost, loss or liability (together with any VAT) incurred by any Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is an Event of Default;

(b)	the taking, holding, protection or enforcement of the Transaction Security;

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(d)	any failure by the Grantors to comply with obligations under Clause 11 (Fees, Costs and Expenses);

(e)	the exercise of any of the rights, powers, discretions and remedies vested in the Agents, each Receiver and each Delegate by the Debt Documents or by law;

(f)	any Event of Default by a Grantor in the performance of its obligations expressed to be assumed by it in the Debt Documents; or

(g)	any cost, loss or liability which otherwise relates to any of the Transaction Security or the performance of the terms of this Deed (otherwise than as a direct result of its gross negligence or wilful misconduct of that Agent, Receiver or Delegate, as applicable).

12.2	Priority of indemnity

The Collateral Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Collateral in respect of, and pay and retain, all sums necessary to give effect to the indemnity in Clause 12.1 (Grantors’ indemnity) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

12.3	Secured Parties’ indemnity

(a)

Each Secured Party (other than the Notes Trustee) shall (in the proportion that the Secured Obligations due to it bears to the aggregate of the Secured Obligations due to all the Secured Parties for the time being (or, if the Secured Obligations due to each of those

Secured Parties is zero, immediately prior to their being reduced to zero)), indemnify the Collateral Agent, every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Collateral Agent's, Receiver's or Delegate's gross negligence or wilful misconduct) in acting as Collateral Agent, Receiver or Delegate under the Debt Documents (unless the relevant Collateral Agent, Receiver or Delegate has been reimbursed by a Grantor pursuant to a Debt Document) and the Grantors shall jointly and severally indemnify each Secured Party against any payment made by it under this Clause 12 (Indemnities).

(b)	For the purposes only of paragraph (a) above, to the extent that any hedging transaction under a Hedging Agreement has not been terminated or closed-out, the Hedging Obligations due to any Hedge Counterparty in respect of that hedging transaction will be deemed to be:

(i)	if the relevant Hedging Agreement is based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement in respect of those hedging transactions, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Grantor is the Defaulting Party (as defined in the relevant ISDA Master Agreement); or

(ii)	if the relevant Hedging Agreement is not based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction, if the date on which the calculation is made was deemed to be the date on which an event similar in meaning and effect (under that Hedging Agreement) to an Early Termination Date (as defined in any ISDA Master Agreement) occurred under that Hedging Agreement for which the relevant Grantor is in a position similar in meaning and effect (under that Hedging Agreement) to that of a Defaulting Party (under and as defined in the same ISDA Master Agreement), that amount, in each case, to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

12.4 Continuing indemnity

Each indemnity given by a Party under or in connection with a Debt Document is a continuing obligation, independent of the Party’s other obligations under or in connection with that or any other Debt Document and survives after that Debt Document is terminated. It is not necessary for a person to pay any amount or incur any expense before enforcing an indemnity under or in connection with a Debt Document.

13. NOTES TRUSTEE

13.1	Personal Liability

The Notes Trustee enters into this Deed not individually or personally but solely in its capacity as trustee under the Senior Secured Notes Indenture and nothing in this Deed shall impose on it any obligation to pay any amount out of its personal assets. Its obligations hereunder (if any) to make any payment of any amount shall be only to make payment of such amount to the extent that (a) it has actual knowledge that such obligation has arisen and (b) it has not distributed to Noteholders in accordance with the Senior Secured Notes Indenture any such amount. The Notes Trustee shall not be charged with knowledge of existence of facts that would impose an obligation on it to make any payment or prohibit it from making any payment unless, not less than two Business Days prior to the date of such payment, a Responsible Officer of the relevant Notes Trustee receives written notice satisfactory to it that such payments are required or prohibited by this Deed or the Senior Secured Notes Indenture.

13.2 Payments

Nothing in this Deed shall prevent payment by any Grantor of Notes Trustee Amounts as and when the same are due and payable.

13.3 Indemnity

The Notes Trustee shall not have any obligation to take any action under this Deed unless it is indemnified (whether by way of payment in advance or otherwise) to its satisfaction in respect of all costs, expenses and liabilities which it would in its opinion thereby incur. The Notes Trustee is not required to indemnify any person whether or not a Party in respect of any of the transactions contemplated by this Deed.

13.4 Notes Trustee assumptions

The Parties acknowledge and agree that the Notes Trustee is entitled to assume without further investigation or enquiry that:

(a)	any proceeds of enforcement of the Security paid by the Collateral Agent have been applied in the order set out in the Intercreditor Agreement;

(b)	no Event of Default has occurred; and

(c)	the Discharge date has not occurred,

unless a Responsible Officer of the Notes Trustee receives actual notice to the contrary. For the avoidance of doubt, the parties acknowledge and agree that the Notes Trustee is not obliged to monitor or enquire whether any Event of Default has occurred.

13.5	Other Parties not affected

This Clause 13 is intended to afford protection to the Notes Trustee only. No provision of this Clause 13 shall alter or change the rights and obligations as between the other Parties in respect of each other.

13.6	Instructions

Notwithstanding anything herein to the contrary, in all cases hereunder in which the Notes Trustee is entitled or obligated to act, the Notes Trustee shall act pursuant to, and in accordance with, the written instructions given to it by Noteholders in accordance with Senior Secured Notes Indenture (the “Majority Holders”). The Notes Trustee shall not be liable for any action or taking any act pursuant to the written instructions, notifications, directions and/or notices given to it by the Majority Holders or omitting to take any act as a result of failure by the Majority Holders to instruct the Notes Trustee to act in accordance with this Deed.

13.7	Reliance

The Notes Trustee may rely upon any notice or other document delivered to it under this Deed believed by it to be genuine and correct and to have been signed by or with the authority of the proper person.

13.8 Rights, Protections, Immunities and Indemnities of Notes Trustee

All of the rights, powers, protections, indemnities and immunities of the Notes Trustee set forth in the Senior Secured Notes Indenture shall apply to and be enforceable by the Notes Trustee acting hereunder and pursuant to this Deed. The Notes Trustee is acting hereunder and accepting its appointment as trustee under the Senior Secured Notes Indenture, not in its individual capacity, but solely in such capacity for and on behalf of the Noteholders issued pursuant to the Senior Secured Notes Indenture and as Notes Trustee under the Senior Secured Notes Indenture.

14.	WAIVERS AND REMEDIES

14.1	Waivers

No failure or delay by any Secured Party (or the Collateral Agent on their behalf) in exercising any right or remedy under the Debt Documents or any other Security Document shall operate as a waiver thereof, nor shall any single or any partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy as though no waiver had been made and no relaxation or indulgence granted. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

14.2	Severability

If any provision of this Deed shall be prohibited, illegal, invalid or unenforceable under applicable law, it shall be ineffective only to such extent and in the relevant jurisdiction, without invalidating or otherwise detrimentally affecting the remainder of this Deed.

15.	LIMITATION OF LIABILITY – AUSTRALIAN GRANTORS

Notwithstanding any other provision of this Deed, the Parties agree that in respect of each of the Australian Grantors the provisions of this Deed and the obligations incurred under this Deed, in so far as such obligations may constitute unlawful financial assistance under section 260A of the Corporations Act 2001 (Cwth) have no effect in respect of and do not apply to any Australian Grantor until such time as the steps set out in section 260B of the Corporations Act 2001 (Cwth) have been complied with and all statutory periods required under section 260B have elapsed.

16.	FINANCIAL SERVICES AND MARKETS ACT 2000

(a)	The Administrative Agent is authorised and regulated by the Financial Services Authority. Nothing in this Deed shall require the Administrative Agent to carry on an activity of the kind specified by any provision of Part II (other than article 5 (accepting deposits) of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 or to lend money to any Borrower in its capacity as Agent.

(b)	Notwithstanding anything in any Debt Document to the contrary, the Collateral Agent shall not do, or be authorised or required to do, anything which might constitute a regulated activity for the purpose of the Financial Services and Markets Act 200 (“FSMA”), unless it is authorised under FSMA to do so.

(c)	The Collateral Agent shall have the discretion at any time:

(i)	to delegate any of the functions which fail to be performed by an authorised person under FSMA to any other agent or person which also has the necessary authorisations and licences; and

(ii)	to apply for authorisation under FSMA and perform any or all such functions itself if, in its absolute discretion, it considers necessary, desirable or appropriate to do so.

17.	CONFIDENTIAL INFORMATION

Notwithstanding the other provisions of this Deed (including without limitations this Clause 17), the Administrative Agent or the Collateral Agent may collect, use and disclose personal data about the Secured Parties (other than the Notes Trustee) and/or the other Parties (if any are an individual) or individuals associated with the Secured Parties (other than the Notes Trustee) and/or other Parties, so that the Administrative Agent can carry out its obligations to the Secured Parties (other than the Notes Trustee) and the other Parties and for other related purposes, including auditing, monitoring and analysis of its business, fraud and crime prevention, money laundering, legal and regulatory compliance and the marketing by the Collateral Agent or members of the Collateral Agent’s or Administrative Agent’s corporate group of other services. The Administrative Agent or Collateral Agent will keep the personal data up to date. The Administrative Agent or Collateral Agent may also transfer the personal data to any country (including countries outside the European Economic Area where there may be less stringent data protection laws) to process information on the Collateral Agent’s or Administrative Agent’s behalf. Wherever it is processed, the personal data will be protected by a strict code of secrecy and security to which all members of the Collateral Agent’s or Administrative Agent’s corporate group, their staff and any third parties are subject, and will only be used in accordance with the Collateral Agent’s or Administrative Agent instructions.

18.	NOTICES

18.1	General

Any demand, notice or other communication or document to be made on or delivered to the Grantors under this Deed shall be made or delivered by fax or otherwise in writing and shall be treated as having been served if served in accordance with Clause 18.2 (Mode of service). Each demand, notice, communication or other document to be made on or delivered to any party to this Deed may (unless that party has by 10 Business Days’ written notice to the other party or parties specified another address or fax number) be made or delivered to that other person at the address or fax number set out under its name at the end of this Deed; provided, however, that notwithstanding any provision to the contrary in this Deed, any notices to the Notes Trustee shall be delivered in accordance with Section 13.02 of the Senior Secured Notes Indenture.

18.2 Mode of service

Service of any demand, notice, communication or other document to be made or delivered under this Deed may be made:

(a)	by leaving it at the relevant address for service referred to in Clause 18.1 (General);

(b)	by sending it by pre-paid first class letter (or by airmail if to or from an address outside the United Kingdom) through the post to the relevant address for service referred to in Clause 18.1 (General); or

(c)	by fax to the relevant fax number referred to in Clause 18.1 (General) and so that any fax shall be deemed to be in writing and, if it bears the signature of the server or its authorised representative or agent, to have been signed by or on behalf of the server.

18.3 Deemed service

Any demand, notice, communication or other document from a Grantor shall be irrevocable and shall not be effective until its actual receipt by the Collateral Agent. Any other demand, notice, communication or other document shall be served or treated as served at the following times:

(a)	in the case of service personally or in accordance with Clause 18.2(a) (Mode of service), at the time of such service;

(b)	in the case of service by post, at 9.00 a.m. on the working day next following the day on which it was posted or, in the case of service to or from an address outside the United Kingdom, at 9.00 a.m. on the fourth working day following the day on which it was posted; and

(c)	in the case of service by fax, if sent before 9.00 a.m. on a working day, at 11.00 a.m. on the same day, if sent between 9.00 a.m. and 5.30 p.m. on a working day, two hours after the time of such service or, if sent after 5.30 p.m. on a working day, or if sent on a day other than a working day, at 9.00 a.m. on the next following working day.

For the purpose of this Clause 18 the term “working day” shall mean a day (other than a Saturday or a Sunday or a bank or public holiday) upon which the recipient of any demand, notice, communication or other document is normally open for business in the country of its address for service referred to in Clause 18.1 (General) and references to any time of day shall be construed as references to the time of day in such country.

18.4	Proof of service

In proving service of a demand, notice, communication or other document served:

(a)	by post, it shall be sufficient to prove that such demand, notice, communication or other document was correctly addressed, full postage paid and posted; and

(b)	by fax, it shall be sufficient to prove that the fax was followed by such machine record as indicates that the entire fax was sent to the relevant number.

19. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Except as expressly provided in this Deed, a party who is not a party hereto has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.

20. AMENDMENTS

(a)	This Deed may be amended by the Grantors and the Collateral Agent, without the consent of the other Parties, to cure defects, resolve ambiguities or reflect changes, in each case of a minor technical or administrative nature.

(b)	To the extent that an amendment to this Deed only affects the rights and obligations of one or more Parties or a class of Parties to this Deed, and could not reasonably be expected to be adverse to the interests of other Parties or a class of Parties, only the Parties affected by such amendments need to agree to that amendment.

(c)	An amendment, waiver or consent which relates to the rights or obligations of an Agent, an Arranger or the Collateral Agent (including, without limitation, any ability of the Collateral Agent to act in its discretion under this Deed) may not be effected without the consent of that Agent or, as the case may be, that Arranger or Collateral Agent.

21. PRESERVATION

21.1	Partial invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of that provision under the law of any other jurisdiction will in any way be affected or impaired.

21.2 No impairment

If, at any time after its date, any provision of a Debt Document (including this Deed) is not binding on or enforceable in accordance with its terms against a person expressed to be a party to that Debt Document, neither the binding nature nor the enforceability of that provision or any other provision of that Debt Document will be impaired as against the other party(ies) to that Debt Document.

22. CHANGES TO THE PARTIES

22.1	Assignments and transfers

No Party may assign any of its rights any benefits or transfer any of its rights, benefits and obligations in respect of any Debt Documents except as permitted by this Clause 22, other than a Noteholder which will not be restricted in any way from assigning its rights and benefits or transferring any of its rights, benefits and obligations in respect of any Debt Documents, provided such assignment or transfer is in accordance with the terms of the Senior Secured Notes Indenture.

22.2 Change of Agents

No Agent may resign or be removed except as specified in the Debt Documents and only if a replacement Agent agrees with all the other Parties to become party to and be bound by this Deed as a Collateral Agent, Administrative Agent or Notes Trustee (as the case may be) pursuant to Clause 22.4 (Secured Party/Agent Accession Undertaking).

22.3 Change of Secured Parties and new Secured Parties

(a)	A Secured Party (other than the Agents) may assign, transfer, novate or dispose of any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of any Debt Documents if, in the case of any Secured Parties other than the Noteholders:

(i)	in the case of a Lender, that assignment or transfer is in accordance with the terms of the Credit Agreement; and

(ii)	in the case of any Secured Party, any assignee or transferee has (if not already party to this Deed as a Secured Party) acceded to this Deed as a Secured Party pursuant to Clause 22.4 (Secured Party/Agent Accession Undertaking).

(b)	A new Secured Party may become a Party as a Secured Party by executing and delivering to the Collateral Agent a Secured Party/Agent Accession Undertaking and, with effect from the date of acceptance by the Collateral Agent of the Secured Party/Agent Accession Undertaking, or if later the date specified in such Secured Party/Agent Accession Undertaking, the relevant Secured Party shall assume the same obligations, and become entitled to the same rights, as if it had been an original party to this Deed as a Secured Party.

22.4 Secured Party/Agent Accession Undertaking

With effect from the date of acceptance by the Collateral Agent of a Secured Party/Agent Accession Undertaking duly executed and delivered to the Collateral Agent by the relevant acceding party or, if later, the date specified in that Secured Party/Agent Accession Undertaking:

(a)	any Party ceasing entirely to be a Secured Party or Agent shall be discharged from further obligations towards the Collateral Agent and other Parties under this Deed and their respective rights against one another shall be cancelled (except in each case for those rights which arose prior to that date); and

(b)	as from that date, the replacement or new Secured Party or Agent shall assume the same obligations and become entitled to the same rights, as if it had been an original Party to this Deed in that capacity.

22.5 New Grantor

(a)	If any member of the Group:

(i)	incurs any Secured Obligations; or

(ii)	gives any security, guarantee, indemnity or other assurance against loss in respect of any of Secured Obligations,

the Grantor will procure that the person incurring those Secured Obligations or giving that assurance accedes to this Deed as a Grantor, in accordance with paragraph (b) below, no later than contemporaneously with the incurrence of those Secured Obligations or the giving of that assurance.

(b)	With effect from the date of acceptance by the Collateral Agent of a Grantor Accession Deed duly executed and delivered to the Collateral Agent by the new Grantor or, if later, the date specified in the Grantor Accession Deed, the new Grantor shall assume the same obligations and become entitled to the same rights as if it had been an original Party to this Deed as a Grantor.

22.6 Additional parties

Each of the Parties appoints the Collateral Agent to receive on its behalf each Grantor Accession Deed and Secured Party/Agent Accession Undertaking delivered to the Collateral Agent and the Collateral Agent shall, as soon as reasonably practicable after receipt by it, sign and accept the same if it appears on its face to have been completed, executed and, where applicable, delivered in the form contemplated by this Deed.

22.7 Resignation of a Grantor

(a)	The Borrower may request that a Grantor ceases to be a Grantor by delivering to the Collateral Agent a Grantor Resignation Request.

(b)	The Collateral Agent shall accept a Grantor Resignation Request and notify the Borrower and each other Party of its acceptance if:

(i)	the Borrower has confirmed that no Event of Default is continuing or would result from the acceptance of the Grantor Resignation Request;

(ii)	to the extent that the Discharge in respect of the Credit Agreement Obligations has not occurred, the Administrative Agent notifies the Collateral Agent that that Grantor is not, or has ceased to be, a Borrower or a Grantor;

(iii)	to the extent that the Discharge in respect of the Senior Secured Notes Obligations has not occurred, the Notes Trustee notifies the Collateral Agent that the Grantor is not, or has ceased to be, a guarantor under the Senior Secured Notes Indenture;

(iv)	each Credit Agreement Secured Party (other than the Lenders) notifies the Collateral Agent that that Grantor is under no actual or contingent obligations to that Credit Agreement Secured Party in respect of the Credit Agreement Obligations; and

(v)	the Borrower confirms that that Grantor is under no actual or contingent obligations in respect of any Secured Obligations.

(c)	Upon notification by the Collateral Agent to the Borrower of its acceptance of the resignation of a Grantor, that member of the Group shall cease to be a Grantor and shall have no further rights or obligations under this Deed as a Grantor.

23.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

24.	JURISDICTION

24.1	Submission

Each of the Grantors agrees for the benefit of the Administrative Agent, the Notes Trustee and the Collateral Agent that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Deed or any non-contractual obligation arising out of or in connection with this Deed and, for such purposes, irrevocably submits to the jurisdiction of such courts.

24.2 Forum

Each of the Grantors irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Deed or any non-contractual obligation arising out of or in connection with this Deed and agrees not to claim that any such court is not a convenient or appropriate forum.

24.3	Service of process

Each Grantor that is not incorporated in England and Wales agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered to Heli-One Holdings (UK) Limited at its registered office from time to time. If the appointment of such person ceases to be effective in respect of any such Grantor, that Grantor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Collateral Agent shall be entitled to appoint such a person by notice to that Grantor. Nothing contained in this Deed shall affect the right to serve process in any other manner permitted by law.

24.4 Other competent jurisdictions

The submission to the jurisdiction of the courts referred to in this Clause 24 shall not (and shall not be construed so as to) limit the right of the Collateral Agent to take proceedings against any Grantor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

24.5 Consent to enforcement

Each of the Grantors hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Deed to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever of such Grantor (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

IN WITNESS whereof each Grantor has duly executed this Deed as a deed and intends to deliver and hereby delivers the same on the date first above written and, before such delivery, this Deed has been duly signed on behalf of the Collateral Agent, in the manner appearing below.

SCHEDULE 1

Grantors

Company	Place of Incorporation	Registered Number
6922767 Holding S.à.R.L.	Luxembourg	B136792
CHC Helicopter Holding S.àrl.	Luxembourg	B155792
CHC Helicopter S.A.	Luxembourg	B139.673
CHC Netherlands B.V.	Netherlands	34201433
CHC Hoofddorp B.V.	Netherlands	34278686
Capital Aviation Services B.V.	Netherlands	37090973
Heli-One (Netherlands) B.V.	Netherlands	34099663
Heli-One Defense B.V.	Netherlands	34099722
CHC Holding NL B.V.	Netherlands	34307011
CHC Den Helder B.V.	Netherlands	34308928
CHC Sweden AB	Sweden	556634-3660
Heli-One (Europe) AS	Norway	980 593 126
Helicopter Services Group AS	Norway	912 582 914
Integra Leasing AS	Norway	966 705 175
Heli-One Leasing (Norway) AS	Norway	819 569 762
Heli-One (Norway) AS	Norway	982 715 040
Helikopter Service AS (formerly Scancopter AS)	Norway	970 923 829
CHC Norway Acquisition Co AS	Norway	911709827
Lloyd Helicopter Services Pty. Ltd.	Australia	058277491
Lloyd Helicopters Pty. Ltd.	Australia	007916912
Lloyd Bass Strait Helicopters Pty Ltd	Australia	007975304
Lloyd Off-Shore Helicopters Pty Ltd	Australia	007970934
Lloyd Helicopters International Pty Ltd in its own capacity and in its capacity as trustee of the Australian Helicopters Trust	Australia	008284982
Heliworld Leasing Limited	England	04413202
North Denes Aerodrome Limited	England	00555902
Management Aviation Limited	England	00872372
Heli-One Holdings (UK) Limited	England	6679406
CHC Holding (UK) Limited (formerly Canadian Helicopters (U.K.) Limited)	Scotland	SC147943
Heli-One (U.K.) Limited	Scotland	SC136650
Lloyd Helicopter Services Limited	Scotland	SC181461
CHC Helicopters (Barbados) Limited	Barbados	10852
CHC Capital (Barbados) Limited	Barbados	22938
Heli-One USA Inc.	Texas, USA	113457700
Heli-One (U.S.) Inc.	Delaware, USA	4248125

CHC Global Operations (2008) Inc.	Canada	417386-4
Heli-One Canada Inc.	Canada	697697-2
Heli-One Leasing Inc.	Canada	700338-2
CHC Global Operations International Inc.	Canada	697695-6
Justinvale Limited	Ireland	482905

SCHEDULE 2

Part A - Lenders

Lender	Place of Incorporation	Address

Morgan Stanley Senior	USA	1585 Broadway, New York,
Funding, Inc.		NY 10036

Morgan Stanley Bank, N.A.	USA	201 South Main Street, 5th
Floor, Salt Lake City, UT
84111-2215

HSBC Bank Canada	Canada	Suite 200, 885 West Georgia
Street, Vancouver, B.C. V6C
3G1

Royal Bank of Canada	Canada	One Liberty Plaza, New
York, NY 10006

UBS Limited	England	1 Finsbury Avenue, London,
EC2M 2PP

Natixis	USA	333 Clay Street, Suite 4340
Houtson, TX 77002

Part B - Arrangers
Arranger	Place of Incorporation	Address

Morgan Stanley Senior Funding, Inc.	USA	1585 Broadway, New York, NY 10036

HSBC Securities (USA) Inc.	Canada	452 Fifth Avenue, New York, NY 10018

RBC Capital Markets Corporation	USA	One Liberty Plaza, New York, NY 10006

UBS Securities LLC	USA	299 Park Avenue, New York, NY 10171

SCHEDULE 3

Form of Secured Party/Agent Accession Undertaking

To: HSBC Corporate Trustee Company (UK) Limited for itself and each of the other parties to the Collateral Agent and Administrative Agent Appointment Deed referred to below.

From: [Acceding Lender Agent]

1.	THIS UNDERTAKING is made on [n] by [insert full name of new Secured Party/Administrative Agent/Notes Trustee/Collateral Agent] (the “Acceding [Secured Party /Administrative Agent/Notes Trustee/Collateral Agent]”) in relation to the Collateral Agent and Administrative Agent Appointment Deed (the “Collateral Agent and Administrative Agent Appointment Deed”) dated 4 October 2010 between, among others, HSBC Bank PLC as Administrative Agent, The Bank of New York Mellon as the Notes Trustee, HSBC Corporate Trustee Company (UK) Limited as Collateral Agent and the Grantors. Terms defined in the Collateral Agent and Administrative Agent Appointment Deed shall, unless otherwise defined in this Undertaking, bear the same meanings when used in this Undertaking.

2.	In consideration of the Acceding [Secured Party/Administrative Agent/Notes Trustee/Collateral Agent] being accepted as a [Secured Party/Administrative Agent/Notes Trustee/Collateral Agent] for the purposes of the Collateral Agent and Administrative Agent Appointment Deed, the Acceding [Secured Party/Administrative Agent/Notes Trustee/Collateral Agent] confirms that, as from [n], it intends to be party to the Collateral Agent and Administrative Agent Appointment Deed as a [Secured Party/Administrative Agent/Notes Trustee/Collateral Agent] and undertakes to perform all the obligations expressed in the Collateral Agent and Administrative Agent Appointment Deed to be assumed by a [Secured Party/Administrative Agent/Notes Trustee/Collateral Agent] and agrees that it shall be bound by all the provisions of the Collateral Agent and Administrative Agent Appointment Deed, as if it had been an original party to the Collateral Agent and Administrative Agent Appointment Deed.

3.	The address of the Acceding [Secured Party/Administrative Agent/Notes Trustee/Collateral Agent] for purposes of all notices and other communications is [n], Attention of [n] (Fax No: [n]).

This Undertaking and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS UNDERTAKING has been entered into on the date stated above.

Acceding [Secured Party/Agent]

By:

Address/Fax:

Accepted by the Collateral Agent

for and on behalf of HSBC Corporate Trustee Company (UK) Limited

Date:

[Name of New Party]

SCHEDULE 4

Form of Grantor Accession Deed

THIS AGREEMENT is made on [  ] and made between:

(1)	[Insert Full Name of New Grantor] (the “Acceding Grantor”); and

(2)	[Insert Full Name of Current Collateral Agent] (the “Collateral Agent”), for itself and each of the other parties to the Collateral Agent and Administrative Agent Appointment Deed referred to below.

This agreement is made on [date] by the Acceding Grantor in relation to a Collateral Agent and Administrative Agent appointment deed (the “Collateral Agent and Administrative Agent Appointment Deed”) dated 4 October 2010 between, amongst others, HSBC Bank PLC as Administrative Agent, The Bank of New York Mellon as the Notes Trustee, HSBC Corporate Trustee Company (UK) Limited as Collateral Agent and the Grantors. Terms defined in the Collateral Agent and Administrative Agent Appointment Deed shall, unless otherwise defined in this Undertaking, bear the same meanings when used in this Undertaking.

The Acceding Grantor intends to [incur Secured Obligations under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Secured Obligations under the following documents]:

[Insert details (date, parties and description) of relevant documents], the “Relevant Documents”.

IT IS AGREED as follows:

1.	Terms defined in the Collateral Agent and Administrative Agent Appointment Deed shall, unless otherwise defined in this Deed, bear the same meaning when used in this Deed.

2.	The Acceding Grantor and the Collateral Agent agree that the Collateral Agent shall hold:

(a)	any Security in respect of Secured Obligations created or expressed to be created pursuant to the Relevant Documents;

(b)	all proceeds of that Security; and

(c)	all obligations expressed to be undertaken by the Acceding Grantor to pay amounts in respect of the Secured Obligations to the Collateral Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Grantor (in the Relevant Documents or otherwise) in favour of the Collateral Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Collateral Agent and Administrative Agent Appointment Deed.

3.	The Acceding Grantor confirms that it intends to be party to the Collateral Agent and Administrative Agent Appointment Deed as a Grantor, undertakes to perform all the obligations expressed to be assumed by a Grantor under the Collateral Agent and Administrative Agent Appointment Deed and agrees that it shall be bound by all the provisions of the Collateral Agent and Administrative Agent Appointment Deed as if it had been an original party to the Collateral Agent and Administrative Agent Appointment Deed.

This Agreement and any non-contractual obligations arising out of or in connection with it are is governed by, English law.

THIS AGREEMENT has been signed on behalf of the Collateral Agent and executed as a deed by the Acceding Grantor and is delivered on the date stated above.

The Acceding Grantor

[EXECUTED AS A DEED	)
By: [Full Name of Acceding Grantor]	)
Director
Director/Secretary
OR
[EXECUTED AS A DEED
By: [Full name of Acceding Grantor]
Signature of Director
Name of Director
in the presence of
Signature of witness
Name of witness
Address of witness

Occupation of witness]
Address for notices: Address: Fax:

The Collateral Agent [Full Name of Current Collateral Agent] By:
Date:

SCHEDULE 5

Form of Grantor resignation request

To: [            ] as Collateral Agent

From: [resigning Grantor] and [Borrower]

Dated:

Dear Sirs

[Borrower] - [  ] Collateral Agent and Administrative Agent Appointment Deed Dated 4 October 2010 (the “ Collateral Agent and Administrative Agent Appointment Deed “)

1.	We refer to the Intercreditor Agreement. This is a Grantor Resignation Request. Terms defined in the Intercreditor Agreement have the same meaning in this Grantor Resignation Request unless given a different meaning in this Grantor Resignation Request.

2.	Pursuant to Clause 22.7 (Resignation of a Grantor) of the Collateral Agent and Administrative Agent Appointment Deed we request that [resigning Grantor] be released from its obligations as a Grantor under the Collateral Agent and Administrative Agent Appointment Deed.

3.	We confirm that no Event of Default is continuing or would result from the acceptance of this request.

4.	This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Borrower]	[resigning Grantor]

By:	By:

IN WITNESS WHEREOF, each of the undersigned has caused this Deed to be duly executed and delivered by its duly authorized officer or other representative as of the day and year first above written.

Obligors:

CHC HELICOPTER S.A.
By its authorized signatory:

/s/ Paul Lamberts
Name: Paul Lamberts
Title:

6922767 HOLDING S.À R.L.
By its authorized signatory:

/s/ Paul Lamberts
Name: Paul Lamberts
Title:

CHC HELICOPTER HOLDING S.À R.L.
By its authorized signatory:

/s/ Paul Lamberts
Name: Paul Lamberts
Title:

[Appointment Deed]

SIGNED by Martin Lockyer	)
)
as attorney for LLOYD BASS	)
STRAIT HELICOPTERS PTY.	)
LTD. under power of attorney dated	)
in the presence of:	)
	)	Martin Lockyer
/s/ Rick Davis	)
	)	By executing this agreement the attorney
Signature of witness	)	states that the attorney has
	)	received no notice of revocation of
Rick Davis	)	the power of attorney
Name of witness (block letters)	)

SIGNED by Martin Lockyer	)
)
as attorney for LLOYD	)
HELICOPTER SERVICES PTY.	)
LTD. under power of attorney dated	)
in the presence of:	)
)
/s/ Rick Davis	)	/s/ Martin Lockyer
)
Signature of witness	)	By executing this agreement the attorney
	)	states that the attorney has
Rick Davis	)	received no notice of revocation of
Name of witness (block letters)	)	the power of attorney

[Appointment Deed]

SIGNED by Martin Lockyer	)
)
as attorney for LLOYD	)
HELICOPTERS	)
INTERNATIONAL PTY. LTD. in	)
its own capacity and as trustee of	)
the AUSTRALIAN	)
HELICOPTERS TRUST under	)	/s/ Martin Lockyer
power of attorney dated	)
in the presence of:	)	By executing this agreement the attorney
	)	states that the attorney has
/s/ Rick Davis	)	received no notice of revocation of
	)	the power of attorney
Signature of witness

Rick Davis Name of witness (blockletters)

SIGNED by Martin Lockyer	)
)
as attorney for LLOYD	)
HELICOPTERS PTY. LTD. under	)
power of attorney dated	)
in the presence of:	)
)
/s/ Rick Davis	)	/s/ Martin Lockyer
)
Signature of witness	)	By executing this agreement the attorney states
	)	that the attorney has received no notice of
Rick Davis Name of witness (block	)	revocation of the power of attorney
letters)	)

[Appointment Deed]

SIGNED by Martin Lockyer	)
)
as attorney for LLOYD OFF-	)
SHORE HELICOPTERS PTY.	)
LTD. under power of attorney dated	)
in the presence of:	)
)
/s/ Rick Davis	)	/s/ Martin Lockyer
)
Signature of witness	)	By executing this agreement the attorney
	)	states that the attorney has
Rick Davis	)	received no notice of revocation of
Name of witness (block letters)	)	the power of attorney

[Appointment Deed]

THE COMMON SEAL of CHC	)
CAPITAL (BARBADOS) LIMITED	)
was affixed hereto by	)
before me:-	)	Name:
Title:

Witness:
Name in print:
Address:

Occupation: Attorney-at-Law

THE COMMON SEAL of CHC	)
HELICOPTERS (BARBADOS)	)
LIMITED was affixed hereto by	)
before me:-	)	Name:
Title:

Witness: Name in print:
Address:

Occupation: Attorney-at-Law

[Appointment Deed]

CHC GLOBAL OPERATIONS (2008) INC.

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Vice President, Legal Services & Corporate Secretary

CHC GLOBAL OPERATIONS INTERNATIONAL INC.

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Vice President, Legal Services & Corporate Secretary

HELI-ONE CANADA INC.

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Vice President, Legal Services & Corporate Secretary

HELI-ONE LEASING INC.

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Vice President, Legal Services & Corporate Secretary

HELI-ONE (U.S.) INC.

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Vice President & Corporate Secretary

[Appointment Deed]

HELI-ONE HOLDINGS (UK) LIMITED

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Authorized Signatory

Before this Witness: /s/ Rick Davis
Full Name: Rick Davis
Address: 14963 23rd Ave., Surrey, BC V4A 9X2

Occupation: Executive

HELIWORLD LEASING LIMITED

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Authorized Signatory

Before this Witness: /s/ Rick Davis
Full Name: Rick Davis
Address: 14963 23rd Ave., Surrey, BC V4A 9X2

Occupation: Executive

MANAGEMENT AVIATION LIMITED

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Authorized Signatory

Before this Witness: /s/ Rick Davis
Full Name: Rick Davis
Address: 14963 23rd Ave., Surrey, BC V4A 9X2

Occupation: Executive

[Appointment Deed]

NORTH DENES AERODROME LIMITED

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Authorized Signatory

Before this Witness: /s/ Rick Davis
Full Name: Rick Davis
Address: 14963 23rd Ave., Surrey, BC V4A 9X2

Occupation: Executive

[Appointment Deed]

CAPITAL AVIATION SERVICES B.V.

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Attorney-in-Fact

CHC DEN HELDER B.V.

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Attorney-in-Fact

CHC HOLDING NL B.V.

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Attorney-in-Fact

CHC HOOFDDORP B.V.

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Attorney-in-Fact

CHC NETHERLANDS B.V.

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Attorney-in-Fact

[Appointment Deed]

HELI-ONE (NETHERLANDS) B.V.

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Attorney-in-Fact

HELI-ONE DEFENCE B.V.

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Attorney-in-Fact

[Appointment Deed]

CHC NORWAY ACQUISITION CO AS

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Authorized Signatory

HELICOPTER SERVICES GROUP AS

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Authorized Signatory

HELI-ONE (EUROPE) AS

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Authorized Signatory

HELI-ONE (NORWAY) AS

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Authorized Signatory

HELI-ONE LEASING (NORWAY) AS

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Authorized Signatory

[Appointment Deed]

INTEGRA LEASING AS

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Authorized Signatory

HELIKOPTER SERVICE AS (FORMERLY SCANCOPTER AS)

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Authorized Signatory

[Appointment Deed]

CHC HOLDING (UK) LIMITED

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Authorized Signatory

Before this Witness: /s/ Rick Davis
Full Name: Rick Davis
Address: 14963 23rd Ave., Surrey, BC V4A 9X2

Occupation: Executive

HELI-ONE (U.K.) LIMITED

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Authorized Signatory

Before this Witness: /s/ Rick Davis
Full Name: Rick Davis
Address: 14963 23rd Ave., Surrey, BC V4A 9X2

Occupation: Executive

LLOYD HELICOPTER SERVICES LIMITED

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Authorized Signatory

Before this Witness: /s/ Rick Davis
Full Name: Rick Davis
Address: 14963 23rd Ave., Surrey, BC V4A 9X2

Occupation: Executive

[Appointment Deed]

CHC SWEDEN AB

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Officer of Heli-One Canada Inc.

HELI-ONE USA INC.

By:	/s/ Martin Lockyer
Name: Martin Lockyer
Title: Vice President & Corporate Secretary

[Appointment Deed]

JUSTINVALE LIMITED

EXECUTED AND DELIVERED AS A DEED by the duly authorised attorney of Justinvale Limited

By:	/s/ Martin Lockyer

Before this Witness: /s/ Rick Davis
Full Name: Rick Davis
Address: 14963 23rd Ave., Surrey, BC V4A 9X2

Occupation: Executive

[Appointment Deed]

Lenders and Arrangers

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ William Graham
Name: William Graham
Title: Authorized Signatory

ROYAL BANK OF CANADA

By:
Name:
Title:

Lenders

HSBC BANK CANADA

By:
Name:
Title:

By:
Name:
Title:

UBS LIMITED

By:
Name:
Title:

By:
Name:
Title:

[Appointment Deed]

Lenders and Arrangers

MORGAN STANLEY SENIOR FUNDING, INC.

By:
Name:
Title:

ROYAL BANK OF CANADA

By:	/s/ Jason S. York
Name: Jason S. York
Title: Authorized Signatory

Lenders

HSBC BANK CANADA

By:
Name:
Title:

By:
Name:
Title:

UBS LIMITED

By:
Name:
Title:

By:
Name:
Title:

[Appointment Deed]

Lenders and Arrangers

MORGAN STANLEY SENIOR FUNDING, INC.

By:
Name:
Title:

ROYAL BANK OF CANADA

By:
Name:
Title:

Lenders

HSBC BANK CANADA

By:	/s/ Rowena Gill
Name: Rowena Gill
Title: Senior Account Manager

By:	/s/ John Davis
Name: John Davis
Title: Assistant Vice President, Commercial Banking

UBS LIMITED

By:
Name:
Title:

By:
Name:
Title:

[Appointment Deed]

Lenders and Arrangers

MORGAN STANLEY SENIOR FUNDING, INC.

By:
Name:
Title:

ROYAL BANK OF CANADA

By:
Name:
Title:

Lenders

HSBC BANK CANADA

By:
Name:
Title:

UBS LIMITED

By:	/s/ Matthew Jolly
Name: Matthew Jolly
Title: Executive Director

By:	/s/ Graham Vance
Name: Graham Vance
Title: Managing Director

[Appointment Deed]

Arrangers

HSBC SECURITIES (USA) INC.

By:	/s/ Richard Jackson
Name: Richard Jackson
Title: Managing Director, Leveraged & Acquisition Finance

UBS SECURITIES LLS

By:
Name:
Title:

By:
Name:
Title:

Collateral Agent

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED

By:
Name:
Title:

[Appointment Deed]

Arrangers

HSBC SECURITIES (USA) INC.

By:
Name:
Title:

UBS SECURITIES LLS

By:	/s/ James Boland
Name: James Boland
Title: Managing Director

By:	/s/ Michael Altschuler
Name: Michael Altschuler
Title: Director & Counsel, Regional Americas

Collateral Agent

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED

By:
Name:
Title:

[Appointment Deed]

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED

By:	/s/ Jason Blonder
Name: Jason Blonder
Title: Attorney

In the presence of:	/s/ Jeremy Causton
Name: Jeremy Causton
Title: Authorized Signatory

[Appointment Deed]

HSBC BANK PLC
By its authorized signatory:

By:	/s/ Jeremy Causton
Name: Jeremy Causton
Title: Authorized Signatory

In the presence of:

/s/ Jason Blonder
Name: Jason Blonder
Title: Attorney

[Appointment Deed]

THE BANK OF NEW YORK MELLON
By its authorized signatory:

/s/ Karen A. Trachtenberg
Name: Karen A. Trachtenberg
Title: Vice President

[Appointment Deed]